UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): January 25, 2011

M.D.C. Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-8951	84-0622967
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification no.)

4350 South Monaco Street, Suite 500, Denver, Colorado 80237

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (303) 773-1100

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

    5.02(e) Compensatory Arrangements of Certain Officers

On January 25, 2011, the Compensation Committee (the “Committee”) of M.D.C. Holdings, Inc. (the “Company”) took the actions described below with respect to compensation of Vilia Valentine, the Company’s Vice President – Finance, Corporate Controller and Chief Accounting Officer. Ms. Valentine is expected to be listed as a “named executive officer” (as defined in Item 402(a)(3) of Regulation S-K) in the Company’s Proxy Statement for the Company’s 2011 Annual Meeting of Shareowners. Specifically, the Committee determined that Ms. Valentine would receive:

1.	A discretionary cash bonus for fiscal year 2010 in the amount of $130,000.

2.	$25,000 in shares of restricted stock of the Company under the Company’s 2001 Equity Incentive Plan, evidenced by a restricted stock agreement the material terms of which are in the form of 2001 Equity Incentive Plan Restricted Stock Agreement filed as Exhibit 10.11 with the Company’s Form 10-K for the fiscal year ended December 31, 2004. This award was valued at $31.36 per share, the closing price of the Company’s common stock on January 25, 2011, the date of the award. The restrictions on the awarded shares will lapse as to 25% of such shares per year over four years, commencing on the first anniversary of the date of the award.

3.	A stock option covering 10,000 shares of common stock of the Company under the Company’s 2001 Equity Incentive Plan, evidenced by a stock option certificate the material terms of which are in the form of 2001 Equity Incentive Plan Non-Qualified Stock Option Certificate filed as Exhibit 10.10 with the Company’s Form 10-K for the fiscal year ended December 31, 2004. This option becomes exercisable as to 25% of the shares per year over four years, commencing on the first anniversary of the date of the grant. The exercise price of the option is equal to the closing price of the Company’s common stock on the date of grant (January 25, 2011). The closing price on that date was $31.36.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

M.D.C. HOLDINGS, INC.

Dated: January 27, 2011	By:	/s/ Joseph H. Fretz
Joseph H. Fretz
Secretary and Corporate Counsel

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